Exhibit 99.1

KADANT INC.

EMPLOYEES’ STOCK PURCHASE PLAN

As amended and restated effective as of January 1, 2021

1. Definitions. As used in this Employees’ Stock Purchase Plan of Kadant Inc., the following terms shall have the meanings respectively assigned to them below:

1.1 Board means the board of directors of the Company.

1.2 Code means the Internal Revenue Code of 1986, as amended.

1.3 Company means Kadant Inc., a Delaware corporation.

1.4 Company Stock means the common stock, $.01 par value, of the Company.

1.5 Compensation means gross annual or annualized wages and salary, sales commissions, bonuses, and overtime payments.

1.6 Covered Transaction shall have the meaning set forth in Section 9.8 hereof.

1.7 Eligible Employee means a person who is eligible under the provisions of Section 7 to receive an Option as of a particular Grant Date.

1.8 Enrollment Agreement means an agreement whereby a Participant authorizes the Company to withhold payroll deductions from his or her Compensation as contemplated by Section 9.9.

1.9 Exercise Date means a date not more than one year after a Grant Date, as determined by the Board, on which Options must be exercised by Eligible Employees.

1.10 Grant Date means a date designated by the Board on which Options are to be granted to Eligible Employees.

1.11 Market Value means, as of a particular date, the last sale price of the Company Stock if such stock is reported on a national stock exchange, or if no such price is reported for such date, the average of bid and asked prices of the Company Stock last quoted in the over-the-counter market on such date, or if no bid and asked prices are quoted in the over-the-counter market on such date, the average of the bid and asked prices last quoted in the over-the-counter market before such date. If no sales of Company Stock were made on such date, the Market Value shall be the reported price for the next preceding day on which sales were made.

1.12 Offering Period means a period beginning on a Grant Date and ending on an Exercise Date.

1.13 Option means an option to purchase shares of Stock granted under the Plan.

1.14 Option Shares means shares of Stock purchasable under an Option.

1.15 Participant means an Eligible Employee to whom an Option is granted and who authorizes the Company to withhold payroll deductions by completing an Enrollment Agreement.

1.16 Participating Employer means the Company or any Related Corporation which is designated by the Board as a corporation whose Eligible Employees are to receive Options as of a particular Grant Date.

1.17 Plan means this Employees’ Stock Purchase Plan of the Company, as amended from time to time.

1.18 Related Corporation means any corporation which is a parent corporation or a subsidiary corporation with respect to the Company, as determined under Section 424(e) and Section 424(f) of the Code.

1.19 Section 423 means Section 423 of the Code.

2. Purpose of the Plan. The Plan is intended to encourage ownership of Company Stock by Eligible Employees and to provide additional incentive for them to promote the success of the business of the Company. It is intended that the Plan shall be an “employee stock purchase plan” within the meaning of Section 423.

3. Effective Date. The Plan became effective on November 1, 1993 and was amended and restated effective December 8, 2009 and as of January 1, 2021.

4. Administration of the Plan. The Plan shall be administered by the Board, which shall determine (i) whether to grant Options and, if Options are to be granted, (ii) the Grant Dates and Exercise Dates for such Options and all other terms relating to such Options, including the terms under which Compensation may be withheld to purchase shares of Company Stock under such Options; provided, that the maximum aggregate percentage of each Participant’s Compensation which may be withheld for the purpose of purchasing shares of stock under this Plan and all other employee stock purchase plans (as defined in Section 423) administered by a Related Corporation and in which the Participant may participate shall not exceed ten percent (10%) of the Participant’s Compensation. The Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms of Options granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board may appoint a committee of the Board to administer the Plan and may, in its sole and absolute discretion, delegate any or all of the functions specified herein regarding administration of the Plan to such committee or to officers or other representatives of the Company.

5. Termination and Amendment of Plan. The Board may terminate or amend the Plan at any time; provided, however, that no amendment, unless approved by the stockholders of the Company as required under Treasury Regulations Section 1.423-2(c), shall effect any change for which stockholder approval would be required under that regulation. For the avoidance of doubt, Section 9.8, rather than the foregoing sentence, shall apply to Board actions taken in connection with Covered Transactions. Upon termination of this Plan, all amounts in the accounts of participating employees shall be promptly refunded.

6. Shares of Stock Subject to the Plan. No more than an aggregate of 114,935 shares of Company Stock may be issued or delivered pursuant to the exercise of Options after January 1, 2021 under the Plan (such number of shares representing the number of shares authorized by stockholders to be issued under the Plan, after giving effect to adjustments made in accordance with Section 9.8) minus the number of shares issued or delivered pursuant to the exercise of Options on December 31, 2020, subject to further adjustments made in accordance with Section 9.8. Option Shares may be either shares of Company Stock which are authorized but unissued or shares of Company Stock held by the Company in its treasury. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased Option Shares shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Company Stock sufficient to satisfy such Options and shall pay all fees and expenses incurred by the Company in connection therewith.

7. Persons Eligible to Receive Options.

7.1 If the Board determines to grant Options as of any Grant Date, each employee of the Company or a Participating Employer who (i) is employed on the Grant Date and (ii) will not, after the grant of the Option, own (or be deemed to own after application of the constructive ownership rules of Section 424(d) of the Code) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation shall be entitled to participate in such Option grant as of such Grant Date, subject to Section 7.2 below.

7.2 For purposes of this Section 7, employment shall include any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety (90) days or other period during which the absent employee’s reemployment rights are guaranteed by statute or contract.

7.3 The Board retains the discretion to determine which eligible employees may participate in an Offering Period pursuant to and consistent with Treasury Regulation Sections 1.423(e) and (f).

8. Dates for Granting Options. Options shall be granted on such date or dates as are designated by the Board.

9. Terms and Conditions of Options.

9.1. General. All Options granted on a particular Grant Date shall comply with the terms and conditions set forth in Sections 9.3 through 9.12, and all Options granted on a particular Grant Date shall be identical except as to the number of shares of Company Stock purchasable under the Option, which shall be determined in accordance with Section 9.2. Option Shares may only be purchased with accumulated payroll deductions.

9.2. Number of Shares. On the Grant Date of an Offering Period, the Board will grant to each Participant an Option to purchase on the Exercise Date at the applicable purchase price (as described below) up to a whole number of shares of Company Stock determined by multiplying $2,083.30 by the number of full months in the Offering Period and dividing the result by the Market Value on the Grant Date; provided however, that no Participant may be granted an Option which permits his rights to purchase Company Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its Related Corporations, including this Plan, to accrue at a rate which exceeds $25,000 of the Market Value of such stock (determined on the Grant Date of such Option) for each calendar year in which the Option is outstanding at any time. The Company may reduce or refund Participants’ payroll deductions if the Company determines in its reasonable discretion that there is a material risk that the limits described in this Section 9.2 would otherwise be exceeded.

9.3. Purchase Price. The per-share purchase price of Option Shares shall be eighty-five percent (85%) of the lower of (i) the per-share Market Value of the Company Stock as of the Grant Date, and (ii) the per-share Market Value of the Company Stock as of the Exercise Date. If the Grant Date or Exercise Date shall fall on a Saturday, Sunday or other legal holiday, the applicable Market Value shall be determined as of the trading day immediately preceding such weekend or legal holiday.

9.4. Restrictions on Transfer. Options may not be sold, assigned, transferred, pledged or otherwise encumbered other than by will or under the laws of descent and distribution. An Option may not be exercised by anyone other than the Participant during the lifetime of the Participant. The Board may, in its sole discretion, impose the requirement that Option Shares may not be sold, assigned, pledged, encumbered or otherwise transferred by the Participant for a period of up to one year after the Exercise Date. The Company shall have the right to place a legend on all stock certificates representing Option Shares setting forth the restriction on transferability of such shares, and by exercising an Option the person exercising such Option shall be deemed to have agreed to such restrictions on transferability of Option Shares.

9.5. Expiration. Each Option shall expire at the close of business on the Exercise Date or on such earlier date as may result from the operation of Section 9.6 or Section 9.8.

9.6. Termination of Employment of Participant. If a Participant ceases for any reason, voluntary or involuntary (other than death), to be continuously employed by the Company or a Related Corporation, his or her Option shall immediately expire and the Participant’s accumulated payroll deductions shall be returned by the Company pursuant to Section 9.12. For purposes of this Section 9.6, a Participant shall be deemed to be employed throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety (90) days or the period during which the Participant’s reemployment rights are guaranteed by statute or by contract. If the Participant does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the ninety-first (91st) day of such leave of absence. If the employee is employed by a Participating Employer that ceases to be a Related Corporation, or if the employee is transferred to a subsidiary of the Company that is not a Participating Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan as of the date of such divestiture or transfer.

9.7. Death of Participant. If a Participant dies, the Participant’s accumulated payroll deductions will remain credited under the Plan and be used to purchase shares on the Exercise Date to the same extent as the Participant would have been entitled to purchase such shares had he or she continued to be employed by the Company, unless, at least thirty (30) days before the Exercise Date, the Participant’s executor or personal representative notifies the Company that the accumulated payroll deductions should be paid to the estate or heirs. The number of shares purchasable shall be limited by the amount of the Participant’s accumulated payroll deductions as of the date of his or her death.

9.8. Capital Changes Affecting the Stock; Transactions Involving the Company. In the event of a stock split, stock dividend or similar change in the Company’s capital structure, the number of shares available to be issued under the Plan, the maximum number of shares purchasable under Options then outstanding, and other Plan and Option terms shall be appropriately adjusted by the Board. In the event of a merger or consolidation involving the Company, a transaction in which the Company becomes a subsidiary of another entity, a sale or other disposition of all or substantially all of the assets of the Company (including a liquidation of the Company) or any other transaction which the Board of Directors determines to be a similar transaction (any of the foregoing, a “Covered Transaction”), the Board may (i) terminate all then outstanding rights to purchase stock under the Plan, in which event amounts contributed for the purchase of shares will be refunded as soon as practicable, (ii) modify or adjust the terms of the outstanding Options, (iii) if there is a survivor or acquiror entity, provide for the assumption, modification, or adjustment to the terms of outstanding Options by the survivor or acquiror or an affiliate thereof or for the grant of replacement rights by the survivor or acquiror or an affiliate thereof, in each case on whatever terms the Board may determine, (iv) accelerate the stock purchase date for outstanding rights or (v) provide for any combination of the foregoing.

9.9. Payroll Deductions. Any Eligible Employee who wishes to authorize payroll deductions for the purchase of Option Shares under the Plan, must complete and return to the administrator of the Plan prior to the Grant Date an Enrollment Agreement indicating the total percentage (which shall be a full integer not less than one (1) and not greater than the maximum determined by the Board in accordance with Section 4 hereof) of his or her Compensation which is to be withheld each pay period. After the Grant Date and prior to the Exercise Date, and subject to such reasonable administrative requirements as the Company may impose, the Participant shall be permitted to (a) request a withdrawal of accumulated payroll deductions (only one withdrawal during each Offering Period is permitted and the Company shall determine the date(s) on which such withdrawals shall be effective or permitted), (b) discontinue payroll deductions, or (c) decrease, but not increase, the percentage of Compensation withheld. The effective date of such changes shall be subject to reasonable administrative requirements. A Participant who suspends payroll deductions may not recommence payroll deductions at any time prior to the Exercise Date; provided, that the foregoing limitation shall not prevent the suspension or adjustment of payroll deductions to the extent such suspension or adjustment is required by applicable law. If a Participant elects to discontinue his payroll deductions but does not elect to withdraw his funds, funds deducted prior to his election to discontinue will be applied to the purchase of Company Stock on the Exercise Date, subject to Section 9.6 hereof.

9.10. Exercise of Options. On the Exercise Date, the Participant shall be deemed to have exercised his or her Option to purchase the maximum number of Option Shares purchasable by his or her accumulated payroll deductions; provided, that:

(a) The number of Option Shares of Company Stock purchasable shall not exceed the number of shares the Participant is entitled to purchase pursuant to Section 9.2.

(b) If the total number of Option Shares of Company Stock which all Participants elect to purchase, together with any Option Shares of Company Stock already purchased under the Plan, exceeds the total number of shares of Company Stock which may be purchased under the Plan pursuant to Section 6, the number of shares of Company Stock which each Participant is permitted to purchase shall be proportionately reduced.

(c) If the number of Option Shares purchasable by a Participant includes a fraction, such number shall be adjusted to the next smaller whole number and the total purchase price for the Option Shares purchasable by the Participant shall be reduced accordingly.

(d) If a Participant is unable to use all of his or her accumulated payroll deductions to purchase Option Shares under Section 9.10(c) hereof because the number of purchasable Option Shares includes a fraction, the remaining balance of the Participant’s accumulated payroll deductions attributable to such fractional shares will be added to the Participant’s future payroll deductions for the next Offering Period unless the Participant does not participate in the Plan for the next Offering Period, in which case such balance will be returned to the Participant. For the avoidance of doubt, Participants may not apply withheld sums to purchase Company Stock in future Offering Periods except to the extent permitted by the foregoing sentence.

(e) A Participant may notify the administrator of the Plan prior to an Exercise Date, subject to such reasonable administrative requirements as the Company may impose, that he or she elects not to exercise his or her Option and desires to withdraw all of his or her accumulated payroll deductions withheld under the Plan, as provided in Section 9.12.

9.11. Delivery of Stock. Within a reasonable time after the Exercise Date, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the Option Shares purchased by the Participant. Certificates for Option Shares may be issued only in the name of the Participant, in the name of the Participant and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the Participant. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates. If any law or applicable regulation of the Securities and Exchange Commission or other body shall require that the Company or the Participant take any action in connection with the purchase of Option Shares, delivery of the certificate or certificates for such Option Shares shall be postponed until the necessary action shall have been completed. If the Company is required to take such action, such action shall be taken by the Company at its own expense, without unreasonable delay. The Participant shall have no rights as a shareholder in respect of shares for which he or she has not received a certificate.

9.12. Return of Accumulated Payroll Deductions. In the event that a Participant is entitled to the return of accumulated payroll deductions, whether by reason of voluntary withdrawal, termination of employment, or death or in the event that accumulated payroll deductions exceed the price of Option Shares purchased and are not added to the Participant’s future payroll deductions pursuant to Section 9.10(d) hereof, such amount, shall be returned within a reasonable time by the Company to the Participant or his or her estate or heirs. The Board may, in its sole discretion, authorize the payment of interest on the amount returned to the Participant and shall fix the amount of interest to be paid, which may be zero, prior to the commencement of the particular Offering Period; provided, however, that interest shall not be paid on any amount returned which is less than the purchase price of one Option Share of Company Stock for which such payroll deductions were withheld.

9.13. Equal Rights and Privileges. In connection with any grant of Options, all Eligible Employees awarded Options as part of such grant shall have the same rights and privileges with respect thereto, subject only to such differences as may be permissible under Section 423(b)(5) and related regulations.

10. Miscellaneous

10.1 Participants Not Stockholders. Neither the granting of an Option to an Participant nor the deductions from his pay shall constitute such Participant a stockholder of the Company Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

10.2 Rights Not Transferable. Rights under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution and are exercisable during the Participant’s lifetime only by the Participant.

10.3 Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

10.4 Governmental Regulations. The Company’s obligation to sell and deliver Company Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Company Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

10.5 Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

10.6 Notification upon Sale of Option Shares. Each Participant agrees, by entering the Plan, to promptly give the Company notice of any disposition of Option Shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.